The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
November 18, 2005	Crystal B. Leiderman

Director, Investor Relations
800-847-5322
Jim Drewitz, Investor Relations
972-355-6070

THE ALLIED DEFENSE GROUP ACQUIRES GLOBAL MICROWAVE SYSTEMS

Acquisition Expected to be Accretive in 2005

VIENNA, Virginia, November 18, 2005 – The Allied Defense Group, Inc. (AMEX: ADG) announces the acquisition of Global Microwave Systems (GMS), of Carlsbad, California, in a cash and stock transaction. The addition of GMS is expected to be accretive to current operating results and has been factored into the previously announced full-year 2005 guidance.

GMS is a full service engineering and development company. Incorporated in 1990 in San Diego, California, GMS pioneered the development of technologically advanced communications products for the commercial television broadcast and law enforcement surveillance industries. GMS designs and manufactures miniature and sub-miniature FM and digital transmitters, receivers, and related equipment for investigative, surveillance, and security applications, and live TV news/sports/entertainment coverage. GMS products occupy a commanding position within the Federal law enforcement community, and are widely used in organized crime, narcotics, and anti-terrorism investigations and prosecutions. GMS products are currently in use by both US and coalition forces in counter-insurgency and anti-terrorism operations abroad. Because of their sub-miniature size, low power requirements, high fidelity, and long ranges, they have proven ideal for incorporation into the sensor suites of unmanned vehicles.

Transaction terms were not announced, though the Company did say the acquisition was financed in part through a draw on its acquisition line of credit with Patriot Capital Funding, Inc.

Major General (Ret) John J. Marcello, Chief Executive Officer and President of The Allied Defense Group, said, “GMS is a strong company and a smart acquisition, even as a stand alone firm. Focus on research and development has made it the foremost supplier of the most advanced, proprietary equipment in the industry. The future for this company’s technology is very bright. The work they have done with the next generation of high definition digital video is particularly exciting.

“Perhaps more importantly, GMS is also a direct complement to our Electronic Security Group– in fact, GMS has been a key supplier and partner to NS Microwave (NSM) for a number of years. GMS carries striking synergies with NSM, making them both more competitive in the industry. The acquisition of GMS not only enhances the growth, profitability, and technology of our electronic security division, but it pulls together a suite of capabilities with which to attack larger, more complex security problems. As a group, we are a much more potent entity.”

“I would like to congratulate Sam Nasiri, President and co-founder of GMS, on his magnificent company, which is the direct result of his vision and hard work. He will be an important new member of our team and I look forward to working with him. GMS is a vibrant company, with world-class innovation, and we are very happy to welcome Sam and the GMS team to the Allied family,” concluded General Marcello.

GMS will continue to operate from its current location in Carlsbad, California, headed by Mr. Nasiri.

Mr. Nasiri said, “GMS is excited to be a member of The Allied Defense Group. The outstanding support of the Company and its management team will provide significant benefit to our existing and future customers as we continue to grow.”

About The Allied Defense Group, Inc.
The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

For more Information, please visit the Company web site: www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.